Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900 x7005
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE
Tandem Diabetes Care Announces Second Quarter 2019 Financial Results
and Updated 2019 Financial Guidance
San Diego, August 1, 2019 - Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today reported its financial results for the quarter ended June 30, 2019 and updated its financial guidance for the year ending December 31, 2019.

Second Quarter 2019 Highlights

In comparing the second quarter of 2019 to the same period of 2018:

•	Worldwide pump shipments increased 290 percent to 21,258 pumps from 5,447 pumps

•	Sales increased 173 percent to $93.3 million from $34.1 million

•	Operating margin improved to negative 2 percent from negative 41 percent

•	Adjusted EBITDA(1) improved to 13 percent of sales from negative 29 percent of sales

“We shipped more pumps in the first half of this year than we shipped in all of 2018,” said John Sheridan, president and chief executive officer. “Approximately half of our new customers report being new to pump therapy, demonstrating that user-friendly technology drives adoption and that we are making progress in our longer-term goal to bring the benefits of pump therapy to more people with diabetes.”

Second Quarter 2019 Financial Results

Domestic pump shipments increased 135 percent to 12,799 pumps in the second quarter of 2019 from 5,447 pumps in the same period of 2018. Domestic sales were $70.4 million, or an increase of 106 percent compared to $34.1 million in the second quarter of 2018. International pump shipments were 8,459 in the second quarter of 2019 and sales were $22.9 million. International operations commenced in the third quarter of 2018. Therefore, there were no sales or shipments in the comparable quarter of 2018.

Gross profit for the second quarter of 2019 increased 231 percent to $49.9 million, compared to $15.1 million for the same period of 2018. Gross margin was 54 percent, compared to 44 percent in the same period of 2018. These included a non-cash stock-based compensation charge of $1.3 million in the second quarter of 2019 compared to $0.2 million for the same period of 2018, or 1 percent of sales in both periods.

Exhibit 99.1

For the second quarter of 2019, operating expenses totaled $51.8 million, compared to $29.1 million for the same period of 2018. Operating expenses included a non-cash charge for stock-based compensation of $11.0 million, compared to stock-based compensation of $2.5 million for the same period of 2018. Operating loss totaled $1.9 million, compared to $14.0 million for the same period of 2018. Operating margin for the second quarter of 2019 improved to negative 2 percent compared to negative 41 percent for the same period of 2018. For the second quarter of 2019, adjusted EBITDA(1) was $12.0 million, or 13 percent of sales, compared to negative $9.9 million, or negative 29 percent of sales, for the same period of 2018.

Net loss for the second quarter of 2019 was $1.5 million, which included a $0.4 million non-cash charge for the change in fair value of certain outstanding warrants. This compared to a net loss of $59.4 million for the second quarter of 2018, which included a $42.5 million non-cash charge for the change in fair value of certain warrants outstanding at that time.

Cash Balance and Liquidity

As of June 30, 2019, the Company had $131.4 million in cash, cash equivalents and short-term investments. This represents a $5.8 million increase in the second quarter of 2019 and a $2.4 million increase since December 31, 2018.

2019 Annual Guidance

“The record growth we achieved in the second quarter has continued to exceed our expectations,” said Leigh Vosseller, executive vice president and chief financial officer. “The acceleration of our sales growth drivers in recent quarters suggests that the longer-term goals we laid out a year ago may be attainable more quickly than originally anticipated, particularly with the strength of our near-term product pipeline, scaling renewal opportunity and expanding international launch.”

For the year ending December 31, 2019, the Company is updating its financial guidance as follows:

•
Sales are estimated to be in the range of $350 million to $365 million, which represents an annual sales growth of 90 percent to 99 percent compared to 2018. The Company’s prior sales guidance for 2019 was estimated to be in the range of $300 million to $315 million.

◦	Includes international sales of approximately $55 million to $60 million. The Company’s prior international sales guidance for 2019 was estimated to be in the range of $45 million to $50 million.

•	Gross margin is estimated to be approximately 54 percent, compared to 49 percent in 2018. The Company’s prior gross margin guidance for 2019 was estimated to be 52 percent.

•	Adjusted EBITDA(1) is estimated to be 5 percent to 10 percent

•	Non-cash charges included in cost of goods sold and operating expenses are estimated to be approximately $60 million, which include:

◦	Approximately $53 million in non-cash, stock-based compensation expense

◦	Approximately $7 million of depreciation and amortization

(1)
EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further adjusts for non-cash stock-based compensation expense. This definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net loss.

Exhibit 99.1

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast and information regarding the use of non-GAAP financial measures will be available by accessing the Investor Center of the Tandem Diabetes Care website at
http://investor.tandemdiabetes.com, and will be archived for 30 days. To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code "7178666".

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2 insulin pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Tandem Diabetes Care and Basal-IQ are a registered trademarks and t:slim X2 is a trademark of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2, #tconnect, and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results, the Company’s ability to scale its business operations, expand internationally, and advance its product pipeline and the Company’s ability to achieve its long-term financial goals more quickly than originally anticipated. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results, including its sales and profitability goals, will be impacted by the Company’s ability to obtain regulatory approval for new products and products under development and the timing of any such approvals; market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; and the potential that the process of purchasing the Company’s products, including insurance verification approval for individual customers, may delay or prevent the sale of the products. Other risks and uncertainties include the Company’s ability to manufacture products at quantities at higher volumes at an acceptable cost and in accordance with quality requirements; the Company’s ability to contract with third-party payors for reimbursement of the Company’s products; uncertainty associated with the development and approval of new products generally; possible future actions of the FDA or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	June 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$131,388	$129,027
Accounts receivable, net	48,438	35,193
Inventories, net	27,341	19,896
Other current assets	5,989	3,769
Total current assets	213,156	187,885

Property and equipment, net	22,750	17,151
Operating lease right-of-use assets	17,665	—
Other long term assets	1,510	1,258
Total assets	$255,081	$206,294
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expense and employee-related liabilities	$38,950	$34,784
Deferred revenue	7,139	4,600
Common stock warrants	25,616	17,926
Other current liabilities	12,509	8,978
Total current liabilities	84,214	66,288

Operating lease liabilities - long-term	16,608	—
Other long-term liabilities	8,914	8,731
Total liabilities	109,736	75,019

Total stockholders’ equity	145,345	131,275
Total liabilities and stockholders’ equity	$255,081	$206,294

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Sales	$93,255	$34,126	$159,250	$61,402
Cost of sales	43,351	19,039	75,993	34,912
Gross profit	49,904	15,087	83,257	26,490

Operating expenses:
Selling, general and administrative	40,565	22,628	75,524	43,541
Research and development	11,204	6,456	20,594	12,431
Total operating expenses	51,769	29,084	96,118	55,972
Operating loss	(1,865)	(13,997)	(12,861)	(29,482)

Total other income (expense), net	353	(45,362)	(11,643)	(62,571)
Net loss	$(1,512)	$(59,359)	$(24,504)	$(92,053)

Net loss per share, basic and diluted	$(0.03)	$(1.17)	$(0.42)	$(2.32)

Weighted average shares used to compute basic and diluted net loss per share	58,219	50,948	57,996	39,594